As filed with the Securities and Exchange Commission on July 16, 2014

Registration No. 333-197090

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

Form S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SPEED COMMERCE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1704319
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1303 E. Arapaho Road, Suite 200

Richardson, Texas 75081

(866) 377-3331

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard S Willis

President and Chief Executive Officer

Speed Commerce, Inc.

1303 E. Arapaho Road, Suite 200

Richardson, Texas 75081

(866) 377-3331

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan F. Urness, Esq. Speed Commerce, Inc. 1303 E. Arapaho Road, Suite 200 Richardson, Texas 75081 Telephone: (866) 377-3331 Facsimile: (763) 533-2156	Philip T. Colton, Esq. Winthrop & Weinstine, P.A. 225 South 6th Street, Suite 3500 Minneapolis, Minnesota 55402 Telephone: (612) 604-6400 Facsimile: (612) 604-6929

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. 

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer 	Accelerated filer ☒	Non-accelerated filer 	Smaller reporting company 

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock, no par value	3,566,666 shares	$3.34	(3)	$11,912,664.44	$1,534.35
Shares of Common Stock, no par value, subject to warrants	833,333 shares	$3.50	(4)	$2,916,665.50	$375.67
Total:	4,399,999 shares			$14,829,329.94	$1,910.02	*

* previously paid

(1)

Consists of (i) 3,333,333 shares of Common Stock issuable upon conversion of our outstanding shares of Series C Preferred Stock, (ii) 833,333 shares of Common Stock issuable upon the exercise of warrants to purchase shares of our Common Stock, and (iii) up to 233,333 shares of Common Stock issuable upon conversion of additional shares of Series C Preferred Stock that we have the option to issue in lieu of cash dividends on our outstanding shares of Series C Preferred Stock.

(2)

Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable from time to time with respect to the shares being registered hereunder due to stock splits, stock dividends or similar transactions.

(3)

In accordance with Rule 457(c), the offering price is estimated solely for the purpose of computing the amount of the registration fee, based upon the average of the high and low prices of Speed Commerce, Inc.’s common stock on June 25, 2014 on the NASDAQ Global Market, which was $3.34.

(4)	In accordance with Rule 457(g), the offering price was determined based on the initial exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED July 16, 2014

PROSPECTUS

4,399,999 Shares

Common Stock

This prospectus relates to the resale or other disposition of up to 4,399,999 shares of our Common Stock by the selling shareholders named herein or their transferees. The shares of our Common Stock covered hereby consist of (i) 3,333,333 shares of Common Stock issuable upon conversion of our outstanding shares of Series C Preferred Stock, (ii) 833,333 shares of Common Stock issuable upon the exercise of Warrants to purchase shares of our Common Stock, and (iii) up to 233,333 shares of Common Stock issuable upon conversion of additional shares of Series C Preferred Stock that we have the option to issue in lieu of cash dividends on our outstanding shares of Series C Preferred Stock. The Series C Preferred Stock and the Warrants were issued by us in a private placement completed on June 2, 2014.

We will not receive any proceeds from the sale or other disposition of the shares of Common Stock covered hereby by the selling shareholders. We may receive cash proceeds, however, upon the selling shareholders’ exercise of their Warrants. We have agreed to pay the expenses related to the registration and resale of the shares of our Common Stock issuable upon conversion of Series C Preferred Stock and exercise of the Warrants.

Our Common Stock is listed on the NASDAQ Global Market under the symbol “SPDC.” On June 20, 2014, the last reported sale price of our Common Stock was $3.63. You are urged to obtain current market quotations for our Common Stock.

Investing in shares of our Common Stock involves risks. See “RISK FACTORS” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2014

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
PROSPECTUS SUMMARY	3
RISK FACTORS	5
USE OF PROCEEDS	5
ISSUANCE OF COMMON STOCK TO SELLING SHAREHOLDERS
SELLING SHAREHOLDERS	5
PLAN OF DISTRIBUTION	7
LEGAL MATTERS	12
EXPERTS	12
INFORMATION INCORPORATED BY REFERENCE	12
WHERE YOU CAN FIND ADDITIONAL INFORMATION	13

ABOUT THIS PROSPECTUS

We urge you to read this prospectus carefully, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or in any amendment to this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information, and if anyone provides, or has provided you, with different or inconsistent information, you should not rely on it.  The selling shareholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus, as well as the information filed previously with the Securities and Exchange Commission (the “SEC”) and incorporated herein by reference, is accurate only as of the date of the document containing the information, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our Common Stock.

A prospectus supplement may add to, update or change the information contained in this prospectus.  You should read both this prospectus and the applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”  In this prospectus, references to the “Company,” “Speed,” “Speed Commerce,” “registrant,” “we,” “us” and “our” refer to Speed Commerce, Inc.  The phrase “this prospectus” refers to this prospectus and the applicable prospectus supplement, unless the context requires otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs and our management’s assumptions.  In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, including those in certain of our filings with the SEC incorporated by reference herein.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

Other risks, uncertainties and factors, including those discussed in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, could cause our actual results to differ materially from those projected in any forward-looking statements.  Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Stock. You should carefully read the entire prospectus, including the information incorporated by reference in this prospectus before making an investment decision.

Speed Commerce, Inc.

Speed Commerce, Inc. (the “Company” or “Speed Commerce”) is a leading provider of flexible end-to-end E-commerce services to retailers and manufacturers. We provide web platform development and hosting, order management, fulfillment, logistics and contact center services which provide clients with easy to implement, cost-effective, transaction-based services and information management tools.

We manage over 1.3 million square feet of fulfillment center from our facilities in Columbus, Ohio and Dallas, Texas, utilizing advanced automation technology such as high-efficiency unit sortation, pick-to-pack conveyors and radio frequency (“RF”) scanning. We also operate three customer contact centers to enhance our clients’ brand experience. Our corporate headquarters and web development and technology operations are based in Dallas, Texas.

Recent Developments

On June 2, 2014, we entered into a Purchase Agreement, or the Purchase Agreement, pursuant to which we issued and sold to institutional investors, or the investors, for approximately $10,000,000 an aggregate of 3,333,333 shares of our Series C Convertible Preferred Stock, or the Series C Preferred Stock, and warrants to purchase an aggregate of up to 833,333 shares of our Common Stock, or the Warrants. In connection with the sale of the Series C Preferred Stock and Warrants, we entered into a registration rights agreement with the investors, or the Registration Rights Agreement.

The Series C Preferred Stock accrues dividends at an annual rate of 7% payable in cash or, at our option with respect to dividends accrued during the first year, additional shares of Series C Preferred Stock, and is convertible at any time commencing six months after issuance into common stock of the Company at a conversion price of $3.00 per share (subject to adjustment). We have the right to force the conversion of the Series C Preferred Stock in the event that our Common Stock trades above $5.00 per share (subject to adjustment) for 28 trading days in a 30 consecutive trading day period commencing on the initial convertibility date provided that the conversion shares are registered pursuant to an effective registration statement available for resale and certain other conditions are met. Commencing on the one-year anniversary of the issuance date, we also have the right to call the outstanding Series C Preferred Stock at a redemption price per share equal to 110% of the stated value per share of the Series C Preferred Stock, plus accrued and unpaid dividends thereon, provided that the conversion shares are registered pursuant to an effective registration statement available for resales and certain other conditions are met.

The Series C Preferred Stock will participate pari passu with the holders of our Common Stock (on an as-converted basis) in our net assets after the satisfaction in full of our debts and the payment of any liquidation preference owed to the holders of shares of our capital stock ranking prior to the Series C Preferred Stock upon any liquidation, dissolution or winding-up of our company, whether voluntary or involuntary. Consolidation or merger of our company into or with any other entity or entities will not be deemed to be a liquidation, but the sale, lease or conveyance of all or substantially all our assets (subject to certain exceptions) will be deemed a liquidation.

In addition to any class voting rights provided by law and the Certificate of Designation establishing the Series C Preferred Stock, or the Certificate of Designation, the holders of Series C Preferred Stock will have the right to vote together with the holders of our Common Stock as a single class on any matter on which the holders of our Common Stock are entitled to vote (including the election of directors) in addition to any class voting rights provided by law and as otherwise provided in the Certificate of Designation. The holders of our Series C Preferred Stock are entitled to cast one vote for each share of common stock that would be issuable upon the conversion of all the shares of Series C Preferred Stock held by such holder (subject to certain exceptions) on the record date for the determination of shareholders entitled to vote.

The Warrants are exercisable at any time six months after their issuance and entitle the holders to purchase shares of our Common Stock for a period of five years from the date of the Warrants. The Warrants are exercisable at an exercise price of $3.50 per share (subject to adjustment). We have the right to force the exercise of the Warrants for cash in the event that our Common Stock trades above $6.00 (subject to adjustment) for 28 trading days in a period of 30 consecutive trading days after the initial exercisability date, provided that the warrant shares are registered pursuant to an effective registration statement available for resales and certain other conditions are met. In connection with certain specified “fundamental transactions” or a “change of control” the holders of the Warrants have the right to require us to repurchase the Warrants for their Black-Scholes value calculated as provided in the Warrants.

The Series C Preferred Stock and the Warrants contain customary anti-dilution provisions as well as “ratchet” anti-dilution provisions that adjust the conversion or exercise price in the event of common stock or equivalent issuances at a price below the conversion or exercise price. A “full ratchet” provision applies during the period from issuance to the six-month anniversary and thereafter a weighted average ratchet provision applies, but in no event will the anti-dilution provision cause a reduction in the conversion or exercise price lower than a price that would require shareholder approval under applicable NASDAQ rules, which we have no obligation to obtain. Future issuances of our Common Stock or equivalents thereof, subject to specified exceptions, at a price below the conversion price or exercise price of the Series C Preferred Stock or the Warrants respectively, will cause the conversion or exercise price to be reduced to the issuance price in the event of a “full” ratchet and in the event of a “weighted average” ratchet a proportional decrease of the conversion or exercise price based on the number of shares issued as it relates to the number of then outstanding shares and the consideration received. Implementation of either ratchet provision will result in additional shares that may be obtained on conversion or exercise and may result in dilution to the existing shareholders.

In connection with the Purchase Agreement, we entered into a Registration Rights Agreement with the investors pursuant to which we agreed to file a registration statement to register the shares of our Common Stock issuable upon conversion of the Series C Preferred Stock and the Warrants. Pursuant to the Registration Rights Agreement, the Company is required to file the registration statement no later than 60 days after June 2, 2014 and use commercially reasonable efforts for the registration statement to be declared effective within 120 days of June 2, 2014. The Registration Rights Agreement also grants the investors certain piggyback registration rights.

Also on June 2, 2014, we entered into a Waiver and Amendment Agreement with Wells Fargo Capital Finance, LLC, or the Waiver and Amendment. The Waiver and Amendment amended our Credit Agreement with Wells Fargo Capital Finance, LLC, or Wells Fargo, dated November 12, 2009, as amended, or the Credit Agreement, to provide for, among other things, each of the following: (i) the consent of Wells Fargo to the Series C Preferred Stock financing described above; (ii) the waiver of certain defaults under the Credit Agreement; (iii) the modification to the maximum revolver amount to $30,000,000; (iv) the amendment to certain provisions of the Credit Agreement that determine our borrowing availability under the Credit Agreement; and (v) the provision of a release in favor of Wells Fargo.

We are a Minnesota corporation formed in 1983. Our principal executive office is currently located at 1303 E. Arapaho Road, Suite 200, Richardson, Texas 75081, and our telephone number is (866) 377-3331. Our website address is www.speedcommerce.com. Our Common Stock is listed on the NASDAQ Global Market under the symbol “SPDC”.

THE OFFERING

Common Stock covered hereby	4,399,999 shares(1)

Common stock outstanding after this offering	69,616,692 shares(1)

Use of proceeds

We will not receive any proceeds from the sale or other disposition of the shares of our Common Stock sold or otherwise disposed of by the selling shareholders. We may receive cash proceeds, however, upon the selling shareholders’ exercise of their Warrants.

Dividend policy

We have not paid, and do not anticipate paying, dividends on shares of common stock. Our Series Preferred Stock accrues dividends at 7% annually, subject to the Company’s right to pay the initial year dividend in Series C Preferred Stock, subject to our satisfying certain conditions.

Market price of common stock	The market price of shares of our common stock has ranged from a high of $4.67 to a low of $2.40 during the 12 months preceding the date of this prospectus.

Risk factor	See “Risk Factors” on page 5, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Global Market Symbol	SPDC

(1) Consists of (i) 3,333,333 shares of Common Stock issuable upon conversion of our outstanding shares of Series C Preferred Stock, (ii) 833,333 shares of Common Stock issuable upon the exercise of the Warrants, and (iii) up to 233,333 shares of Common Stock issuable upon conversion of additional shares of Series C Preferred Stock that we have the option to issue in lieu of cash dividends on our outstanding shares of Series C Preferred Stock. The number of shares of common stock to be outstanding after this offering includes the 65,216,693 shares of our common stock outstanding as of June 20, 2014 plus the 4,399,999 shares being offered.

RISK FACTORS

You should carefully consider the risks under the caption “Risk Factors” in our filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, before making an investment decision.   If any of these risks actually occur, there could be a material adverse effect on our business, financial condition, cash flows or results of operations. In this case, the trading price of our common stock could decline, and you may lose all or part of your investment.  These are not the only risks we face, and additional risks that are not yet identified or that we currently deem immaterial may also impair our business operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the shares of our Common Stock covered hereby by the selling shareholders. We also have agreed to pay the expenses related to the registration and resale of the shares of our Common Stock issuable upon conversion of Series C Preferred Stock and exercise of the Warrants. We may receive cash proceeds, however, upon the selling shareholders’ exercise of their Warrants. In the event that all of the Warrants are exercised for cash, we would receive proceeds of approximately $2.9 million. We intend to use any proceeds from the cash exercise of the Warrants for working capital and general corporate purposes.

SELLING SHAREHOLDERS

This prospectus relates to the resale or other disposition of up to 4,399,999 shares of our Common Stock by the selling shareholders named herein or their transferees. The shares of our Common Stock covered hereby consist of (i) 3,333,333 shares of Common Stock issuable upon conversion of our outstanding shares of Series C Preferred Stock, (ii) 833,333 shares of Common Stock issuable upon the exercise of Warrants to purchase shares of our Common Stock, and (iii) up to 233,333 shares of Common Stock issuable upon conversion of additional shares of Series C Preferred Stock that we have the option to issue in lieu of cash dividends on our outstanding shares of Series C Preferred Stock. The Series C Preferred Stock and the Warrants were issued by us in a private placement completed on June 2, 2014.

The table below identifies the selling shareholders and shows the numbers of shares of Common Stock beneficially owned by the selling shareholders prior to the offering, the number of shares of Common Stock that the selling shareholders have the right to sell or otherwise dispose of pursuant to this prospectus and the number of shares beneficially owned and the percentage ownership of our Common Stock assuming all of the shares covered hereby are sold. Our registration of these shares of Common Stock does not necessarily mean that the selling shareholders will acquire all of the shares or sell all or any of these shares of Common Stock. Therefore, the “Number of Shares Owned Prior to the Offering” and “Number of Shares Being Offered for Sale” columns in the table assume that all shares covered by this prospectus will be acquired by the selling shareholders and the “Number of Shares Owned After Offering” and “Percentage of Class After Offering” columns in the table assume that all shares covered by this prospectus will be sold by the selling shareholders and that no additional shares of common stock will be bought or sold by the selling shareholders. No estimate can be given as to the number of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer some or all of the shares and, to our knowledge, there are currently no agreements or undertakings with respect to the sale of any of the shares. None of the selling shareholders are broker-dealers or affiliates of a broker-dealer.

The information provided in the table below is based on 65,216,693 shares of our Common Stock outstanding as of June 20, 2014, information provided to us by the selling shareholders, the reports furnished to us under the rules of the Securities and Exchange Commission and our stock ownership records. Except as noted below, the selling shareholders have not had, within the past three years, any position, office or other material relationships with us other than as a result of the purchase of our Series C Preferred Stock and the Warrants.

On February 11, 2011, the Company entered into an agreement (the “Agreement”), subsequently amended on October 31, 2011, with Steven R. Becker, Matthew A. Drapkin, Becker Drapkin Management, L.P., Becker Drapkin Partners (Q.P.), L.P., Becker Drapkin Partners, L.P., BD Partners II, L.P. and BC Advisors, LLC (collectively, the “Becker Drapkin Group”). Under the Agreement, the Company agreed to increase the size of the Board from nine to ten directors and to appoint Mr. Bradley Shisler and Mr. Richard Willis as Class I members of the Board effective within five business days of February 11, 2011. Pursuant to the Company’s Amended and Restated Articles of Incorporation, Mr. Richard Willis and Mr. Bradley Shisler were elected by the Company’s shareholders as directors at the annual meeting of shareholders held September 15, 2011 for terms expiring at the Company’s annual meeting of shareholders held in 2012 (the “2012 Annual Meeting”). The Board also nominated Mr. Richard Willis and Mr. Bradley Shisler, as required by the Agreement, for re-election at the 2012 Annual Meeting, and they were re-elected by the Company’s shareholders for terms expiring at the Company’s annual meeting of shareholders held in 2015. The Agreement also required the Becker Drapkin Group to vote its shares at the annual meetings of shareholders held in 2011, 2012 and 2013 in favor of all directors nominated by the Board provided that the nominees are either current members of the Board or otherwise reasonably acceptable to the Becker Drapkin Group. The parties’ obligations under this Agreement expired February 11, 2014.

Selling Shareholder	Shares Owned Prior to the Offering (2)			Number of Shares Offered Hereby (6)	Shares Owned After the Offering
	Number		%		Number	%
Becker Drapkin Partners (QP), L.P. (1)	4,587,674	(3)	6.78%	2,376,000	2,211,674	3.39%
BSOF Master Fund, L.P. (1)	1,759,999	(4)	2.62%	1,759,999	0	0%
Becker Drapkin Partners, L.P. (1)	577,823	(5)	*	264,000	313,823	*

*Indicates ownership of less than one percent.

(1)

Becker Drapkin Management, LP (“BD”) is the general partner of each of Becker Drapkin Partners (QP), L.P. (“BDQP”), BSOF Master Fund, L.P. (“BSOF”) and Becker Drapkin Partners, L.P. (“BDP”). BC Advisors, LLC (“BCA”) is the general partner of BD. Steven R. Becker and Matthew A. Drapkin are the co-managing members of BCA. Through their control of BCA, Messrs. Becker and Drapkin share voting and investment control over the portfolio securities of each of the funds listed above.

(2)

Does not give effect to beneficial ownership restrictions contained in the Series C Preferred Stock and the Warrants that limit the right of the holder thereof to convert or exercise such securities during the six (6) month period after issuance and if, after giving effect thereto, the holder, together with its affiliates, would beneficially own more than 9.99% of our Common Stock.

All figures include shares of Common Stock which are not currently outstanding but are deemed beneficially owned because of the right to acquire shares pursuant to conversion or exercise of the Series C Preferred Stock and the Warrants and, which are deemed to be outstanding and to be beneficially owned by the person holding such rights for the purpose of computing the percentage ownership of that person but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)

Consists of (i) 2,211,674 shares of our Common Stock owned by BDQP, (ii) 1,800,000 shares of our Common Stock issuable upon the conversion of shares of Series C Preferred Stock owned by BDQP, (iii) 450,000 shares of our Common Stock issuable upon the exercise of Warrants owned by BDQP and (iv) up to 126,000 shares of our Common Stock issuable upon the conversion of additional shares of Series C Preferred Stock that we have the right to issue to BDQP in lieu of cash dividends on the shares of Series C Preferred Stock owned by BDQP.

(4)

Consists of (i) 1,333,333 shares of our Common Stock issuable upon the conversion of shares of Series C Preferred Stock owned by BSOF, (ii) 333,333 shares of our Common Stock issuable upon the exercise of Warrants owned by BSOF and (iii) up to 93,333 shares of our Common Stock issuable upon the conversion of additional shares of Series C Preferred Stock that we have the right to issue to BSOF in lieu of cash dividends on the shares of Series C Preferred Stock owned by BSOF.

(5)

Consists of (i) 313,823 shares of our Common Stock owned by BDP, (ii) 200,000 shares of our Common Stock issuable upon the conversion of shares of Series C Preferred Stock owned by BDP, (iii) 50,000 shares of our Common Stock issuable upon the exercise of Warrants owned by BDP and (iv) up to 14,000 shares of our Common Stock issuable upon the conversion of additional shares of Series C Preferred Stock that we have the right to issue to BDP in lieu of cash dividends on the shares of Series C Preferred Stock owned by BDP.

(6)

These shares represent the shares of our common stock issuable upon the conversion of the Series C Preferred Stock, conversion of any Series C Preferred Stock issued for the payment of dividends, the shares underlying the Warrants. The selling security holder may not receive shares to the extent such issuance or exercise would cause the selling security holder, together with its affiliates, to beneficially own more than 4.99% of the outstanding shares of our then outstanding common stock following such issuance. The number of shares does not reflect this limitation. The selling security holder disclaims beneficial ownership of any shares which would result in its ownership exceeding 4.99%.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale; and

-	any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the Minnesota Business Corporation Act and our articles of incorporation, as amended, and bylaws. This description does not purport to be complete and is qualified in its entirety by reference to the terms of the articles of incorporation and bylaws.  See “Where You Can Find More Information.”

Our authorized capital stock consists of 110,000,000 shares no par value per share, of which 100,000,000 shares have been designated as common stock and 10,000,000 shares have been designated as preferred stock.  As of June 20, 2014, we had 65,216,693 shares of our common stock outstanding and 3,333,333 shares of Series C Preferred Stock outstanding.

Common Stock

Each shareholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the shareholders for their vote. Holders of our common stock do not have cumulative voting rights. As a result, holders of a majority of the shares of common stock (including shares of any preferred stock voting on an as-converted basis) entitled to vote in any election of directors may elect all of the directors standing for election. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled ratably to any dividend declared by the board of directors out of funds legally available for this purpose. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no redemption or conversion rights, no sinking fund provisions and no preemptive right to subscribe for or purchase additional shares of any class of our capital stock. The outstanding shares of our common stock are fully paid and nonassessable, and any shares of common stock issued in an offering pursuant to this prospectus, when issued, will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

This section describes the general terms and provisions of our preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the State of Minnesota and the SEC each time we issue a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions.

Our board of directors has been authorized to provide for the issuance of up to 10,000,000 shares of our preferred stock in multiple series without the approval of shareholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms, among others:

●	the designation of the series;

●	the number of shares within the series;

●	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

●	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

●	whether interests in the shares of preferred stock will be represented by depositary shares;

●	whether the shares are redeemable, the redemption price and the terms of redemption;

●	the amount payable to you for each share you own if we dissolve or liquidate;

●	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

●	any restrictions on issuance of shares in the same series or any other series;

●	voting rights applicable to the series of preferred stock; and

●	any other rights, priorities, preferences, restrictions or limitations of such series.

Holders of shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our preferred stock that we issue in accordance with their terms will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing, among other rights and preferences, class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Series C Preferred Stock

The Series C Preferred Stock will accrue dividends at an annual rate of 7% payable in cash or, at the Company’s option with respect to dividends accrued during the first year, additional shares of Series C Preferred Stock, and is convertible at any time commencing six months after the Closing into common stock of the Company at a conversion price of $3.00 per share (subject to adjustment). The Company has the right to force the conversion of the Series C Preferred Stock in the event that the Company’s common stock trades above $5.00 per share (subject to adjustment) for 28 trading days in a 30 consecutive trading day period commencing on the initial convertibility date provided that the conversion shares are registered pursuant to an effective registration statement available for resales and certain other conditions are met. Commencing on the one-year anniversary of the issuance date, the Company also has the right to call the outstanding Series C Preferred Stock at a redemption price per share equal to 110% of the stated value per share of the Series C Preferred Stock, plus accrued and unpaid dividends thereon, provided that the conversion shares are registered pursuant to an effective registration statement available for resales and certain other conditions are met.

With respect to the Series C Preferred Stock, the number of shares of common stock to be received upon the conversion of the Series C Preferred Stock and the conversion price of the Series C Preferred Stock are subject to adjustment for any subdivision or combination of our outstanding shares of Common Stock (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise).

Additionally, the Series C Preferred Stock contains an adjustment provision for any subsequent equity sales of securities that are priced below the conversion price of the Series C Preferred Stock. The adjustment provides for “full” ratchet price protection during the period from issuance to the six-month anniversary and thereafter on a weighted average basis, but in no event lower than a price that would require shareholder approval under applicable NASDAQ rules, which we have no obligation to obtain. Specifically, if we sell or grant any option to purchase, or sell or grant any right to re-price, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Conversion Price then in effect (the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), then simultaneously with the consummation of each Dilutive Issuance during the “full” ratchet period the conversion price of each the Series C Preferred Stock shall be reduced to equal the Base Share Price. During the period of weighted average price protection, the price adjustment provision will take into account the number of shares issued and consideration received and proportionally reduce the conversion price based on the number of shares issued at less than the conversion price to the number of shares then outstanding.

The Series C Preferred Stock will participate pari passu with the holders of the Company’s common stock (on an as-converted basis) in the net assets of the Company after the satisfaction in full of the debts of the Company and the payment of any liquidation preference owed to the holders of shares of capital stock of the Corporation ranking prior to the Series C Preferred Stock upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary. The consolidation nor merger of the Company into or with any other entity or entities shall not be deemed to be a liquidation, but the sale, lease or conveyance of all or substantially all the Corporation’s assets (subject to certain exceptions) shall be deemed a liquidation.

In addition to any class voting rights provided by law and the Certificate of Designation, the holders of Series C Preferred Stock shall have the right to vote together with the holders of common stock as a single class on any matter on which the holders of common stock are entitled to vote (including the election of directors) in addition to any class voting rights provided by law and as otherwise provided in the Certificate of Designation. The holders of the Series C Preferred Stock are entitled to cast a one vote for each share of common stock that would be issuable upon the conversion of all the shares of Series C Preferred Stock held by such holder (subject to certain exceptions) on the record date for the determination of shareholders entitled to vote.

Description of the Warrants

The Warrants are exercisable at any time six months after their issuance and entitle the Investors to purchase shares of the Company’s common stock for a period of five years from the date of the Warrants. The Warrants are exercisable at an exercise price of $3.50 per share (subject to adjustment). The Company has the right to force the exercise of the Warrants for cash in the event that the Company’s common stock trades above $6.00 (subject to adjustment) for 28 trading days in a period of 30 consecutive trading days after the initial exercisability date, provided that the warrant shares are registered pursuant to an effective registration statement available for resales and certain other conditions are met. In connection with certain specified “fundamental transactions” or a “change of control” the Investors have the right to require the Company to repurchase the Warrants for their Black-Scholes value calculated as provided in the Warrants.

With respect to the Warrants, the number of shares of common stock to be received upon the exercise of the Warrants and the exercise price of the Warrants are subject to adjustment for any subdivision or combination of our outstanding shares of Common Stock (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise).

Additionally, the Warrants contain an adjustment provision for any subsequent equity sales of securities that are priced below the exercise price of the Warrants. The adjustment provides for “full” ratchet price protection during the period from issuance to the six-month anniversary and thereafter on a weighted average basis, but in no event lower than a price that would require shareholder approval under applicable NASDAQ rules, which the Company has no obligation to obtain. Specifically, if we sell or grant any option to purchase, or sell or grant any right to re-price, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Exercise Price then in effect (the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), then simultaneously with the consummation of each Dilutive Issuance during the “full” ratchet period the exercise price of the Warrants shall be reduced to equal the Base Share Price. During the period of weighted average price protection, the price adjustment provision will take into account the number of shares issued and consideration received and proportionally reduce the exercise price based on the number of shares issued at less than the exercise price to the number of shares then outstanding.

Restricted Stock, Options and Warrants

As of June 20, 2014, 690,173 unvested restricted stock awards with a weighted average grant date fair value of $2.72 were outstanding. These restricted stock awards vest over three years based on service criteria or achievement of performance targets. All restricted stock awards are settled in shares of common stock and such shares are included within our calculation of outstanding shares.

As of June 20, 2014, there were options held by our employees and others to purchase an aggregate of 3,191,645 shares of common stock.  Of the outstanding options, 1,425,077 options were exercisable at June 20, 2014 at a weighted average exercise price of $2.04 per share. The weighted-average fair value of options granted during the three months ended June 20, 2014 was $3.65 and the total fair value of options exercisable was $1.8 million at June 20, 2014. The weighted-average remaining contractual term for options outstanding was 7.7 years and for options exercisable was 6.5 years at June 20, 2014. At June 20, 2014, we had 1,563,500 options available for grant under our option plans.  As of June 20, 2014, the average weighted exercise price of all outstanding options was $2.34 per share.

Anti-Takeover Effects of Certain Provisions of Minnesota Law

Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage an unsolicited takeover if our board of directors determines that such a takeover is not in our best interests or the best interests of our shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire us that could deprive our shareholders of opportunities to sell their shares of our stock at higher values.

Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisitions of our stock (from a person other than us, and other than in connection with certain mergers and exchanges to which we are a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisition by a majority vote of our shareholders prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable by us at their then-fair market value within 30 days after the acquiring person has failed to give a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person’s shares.

Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by us, or any of our subsidiaries, with an interested shareholder, which means any shareholder that purchases 10% or more of our voting shares within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of our board of directors before the interested shareholder’s share acquisition date.

Indemnification of Certain Persons

Minnesota law and our articles of incorporation and bylaws provide that we will, under certain circumstances and subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

Limitations on Director Liability

Our articles of incorporation limit personal liability for breach of the fiduciary duty of our directors to the fullest extent provided by Minnesota law. Such provisions eliminate the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director’s duty of loyalty to us or our shareholders, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct or knowing violation of law, liability based on payments of improper dividends, liability based on a transaction from which the director derives an improper personal benefit, liability based on violation of state securities laws, and liability for acts occurring prior to the date such provision was added. Any amendment to or repeal of such provisions will not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Special Provisions of Articles of Incorporation

Our articles of incorporation divides our board of directors into three classes of directors serving staggered, three-year terms. Vacancies, and newly-created directorships resulting from any increase in the size of our board, must be filled by our board, even if the directors then on the board do not constitute a quorum or only one director is left in office. These provisions, together with the provisions of the Minnesota Business Corporation Act, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirers from making an offer to our shareholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our shareholders might benefit from such a change in control or offer.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “SPDC.”  We have not applied to list our common stock on any other exchange or quotation system.

LEGAL MATTERS

The validity of the shares of our common stock to be offered for resale by the selling shareholders under this prospectus will be passed upon for us by Winthrop & Weinstine, P.A., Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

●	our Annual Report on Form 10-K for the fiscal year ended March 31, 2014;

●	our Current Reports on Form 8-K filed with the SEC on April 4, 2014, June 3, 2014, July 9, 2014 (as amended July 14, 2014) and July 14, 2014;

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on September 12, 2013; and

●	the description of our capital stock as set forth in our Registration Statement on Form 8-A filed November 1993, including any amendments or reports for the purpose of updating such information.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.

You may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing us at the following address: Speed Commerce, Inc., 1303 E. Arapaho Road, Suite 200, Richardson, Texas 75081 or telephoning us at: (866) 377-3331. Information contained on our website, http://www.speedcommerce.com, is not a prospectus and does not constitute part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC’s internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.  You may obtain a copy of these filings at no cost by writing or telephoning us at the following address: Speed Commerce, Inc., 1303 E. Arapaho Road, Suite 200, Richardson, Texas 75081, telephone number (866) 377-3331.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, all of which will be borne by the registrant. Each amount set forth below, except the Securities and Exchange Commission Registration Fee, is estimated.

Securities and Exchange Commission registration fee	$1,910
Legal fees	15,000
Accounting fees and expenses	8,500
Registrar’s and transfer agent’s fees	500
Printing expenses	1,000
Miscellaneous	590
TOTAL	$27,500

Item 15.          Indemnification of Directors and Officers

Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.

Provisions regarding indemnification of officers and directors of the Company are contained in the Company’s Articles of Incorporation and Bylaws. The Company also maintains a director and officer liability policy.

Reference is made to Item 17(h) for our undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933.

Item 16.          Exhibits.

Exhibit Number	Description
4.1

Form of Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of Speed Commerce dated June 2, 2014 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 3, 2014 )

5.1+	Opinion of Winthrop & Weinstine, P.A.

10.1

Form of Purchase Agreement by and among Speed Commerce, Inc., Becker Drapkin Partners, (QP), L.P., BSOF Mater Fund, L.P. and Becker Drapkin Partners, L.P. dated as of June 2, 2014 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 3, 2014)

10.2

Form of Warrant to Purchase Common Stock of Speed Commerce, Inc., dated as of June 2, 2014 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 3, 2014 )

10.3

Form of Registration Rights Agreement dated as of June 2, 2014, by and among Speed Commerce, Inc., Becker Drapkin Partners, (QP), L.P., BSOF Mater Fund, L.P. and Becker Drapkin Partners, L.P. (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 3, 2014.)

23.1*	Consent of Grant Thornton LLP

23.2+	Consent of Winthrop & Weinstine, P.A. (included in Exhibit 5.1)

24.1+	Power of Attorney (included on signature page).

*	Filed herewith.
+	Previously filed.

Item 17.          Undertakings

The undersigned registrant hereby undertakes:

(a) (1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on the 16th day of July, 2014.

SPEED COMMERCE, INC.

By:	/s/ Richard S Willis
Richard S Willis
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Richard S Willis and Terry J. Tuttle his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard S Willis	President and Chief Executive Officer and Director	July 16, 2014
Richard S Willis	(principal executive officer)

/s/ Terry J. Tuttle	Chief Financial Officer	July 16, 2014
Terry J. Tuttle	(principal financial and accounting officer)

/s/ Terry J. Tuttle	Chairman of the Board	July 16, 2014
Timothy R. Gentz

/s/ Terry J. Tuttle	Director	July 16, 2014
Rebecca Lynn Atchison

/s/ Terry J. Tuttle	Director	July 16, 2014
Monroe David Bryant, Jr.

/s/ Terry J. Tuttle	Director	July 16, 2014
Stephen F. Duchelle

/s/ Terry J. Tuttle	Director	July 16, 2014
Frederick C. Green IV

/s/ Terry J. Tuttle	Director	July 16, 2014
Kathleen P. Iverson

/s/ Terry J. Tuttle	Director	July 16, 2014
Bradley J. Shisler

/s/ Terry J. Tuttle	Director	July 16, 2014
Jeffrey B. Zisk

/s/ Alex Constantinople	Director	July 16, 2014
Alex Constantinople

/s/ Scott Guilfoyle	Director	July 16, 2014
Scott Guilfoyle

EXHIBIT INDEX

Exhibit Number	Description

4.1

Form of Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of Speed Commerce dated June 2, 2014 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 3, 2014)

5.1+	Opinion of Winthrop & Weinstine, P.A.

10.1

Form of Purchase Agreement by and among Speed Commerce, Inc., Becker Drapkin Partners, (QP), L.P., BSOF Mater Fund, L.P. and Becker Drapkin Partners, L.P. dated as of June 2, 2014 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the commission on June 3, 2014)

10.2

Form of Warrant to Purchase Common Stock of Speed Commerce, Inc., Dated as of June 2, 2014 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 3, 2014 )

10.3

Form of Registration Rights Agreement dated as of June 2, 2014, by and among Speed Commerce, Inc., Becker Drapkin Partners, (QP), L.P., BSOF Mater Fund, L.P. and Becker Drapkin Partners, L.P. (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 3, 2014)

23.1*	Consent of Grant Thornton LLP

23.2+	Consent of Winthrop & Weinstine, P.A. (included in Exhibit 5.1)

24.1+	Power of Attorney (included on signature page).

*	Filed herewith.
+	Previously Filed